Exhibit 99.1

FOR IMMEDIATE RELEASE	Wednesday, July 30, 2025

Chris Colpitts Appointed to Celestica’s Board of Directors

TORONTO, July 30, 2025 (GLOBE NEWSWIRE) -- Celestica Inc. (TSX: CLS) (NYSE: CLS), a leader in design, manufacturing, hardware platform and supply chain solutions for the world’s most innovative companies is pleased to announce the appointment of Chris Colpitts to its Board of Directors.

Mr. Colpitts brings 20 years of extensive experience in the technology, media, and telecommunications sectors, spanning both investment banking and private equity. His deep understanding of market dynamics, strategic transactions, and corporate development will be invaluable as Celestica continues its growth trajectory.

“We are very pleased to welcome Chris Colpitts to our Board," said Mike Wilson, Chair, Celestica’s Board of Directors. "His impressive track record in advising and investing in leading technology companies, coupled with his strategic acumen, will provide significant guidance as we navigate our next phase of innovation and expansion.”

Mr. Colpitts is currently a Founder at Granite Peak Capital Group. Prior to this, he served as a Partner and Head of Telecommunications, Media and Technology (TMT) in the US at CVC Capital Partners, a global private equity firm. Throughout his career, he has advised on numerous significant transactions within the technology sector.

Following his appointment, Celestica’s Board of Directors will have 9 members.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development - from the drawing board to full-scale production and after-market services. With talented teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers.

For further information on Celestica, visit www.celestica.com.

The company's securities filings can be accessed at www.sedarplus.ca and www.sec.gov.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com